Pricing Supplement Number: 3

Dated: December 13, 2013

To Prospectus dated January 31, 2012 and

Prospectus Supplement dated November 28, 2012

Filing Under Rule 424(b)(2)
Registration Number 333-178626

CANADA

CANADA NOTES

Due Nine Months or more from Date of Issue

Fixed Rate Note

Principal Amount:	U.S.$50,000,000.00

Maturity Date:	December 20, 2020

Settlement Date:	December 20, 2013

Date from which Interest Accrues (Issue Date):	December 20, 2013

Trade Date:	December 13, 2013

Interest Payment Dates:	Semi-annually, on June 20 and December 20 of each year

Regular Record Dates:	June 5 or December 5 next preceding such Interest Payment Date or Maturity Date

Interest Rate:	2.30%

Issue Price:	99.981%

Yield to Maturity:	2.303%

Distributor’s Commission or Discount:	None

Net Proceeds to Canada:	U.S.$49,990,500.00

Depositary:	DTC

CUSIP Number:	135087 C44

ISIN:	US135087C446

Common Code:	n/a

Listing:	n/a

Luxembourg Listing and Paying Agent:	n/a

Specified Currency:	U.S. Dollars

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes, as more fully described in the Prospectus Supplement

Minimum Denominations:	U.S.$5,000 and integral multiples of U.S.$5,000

Type of Note:	DTC Global Note

Syndicated Transaction:	No

Distributor:	Scotia Capital (USA) Inc.

Intended to be held in a manner which would allow
Eurosystem Eligibility:	No